As filed with the Securities and Exchange Commission on January 26, 2005

Registration No. 333-117804

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

National Atlantic Holdings Corporation

(Exact name of Registrant as specified in its charter)

New Jersey	6331	22-3316586
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Paragon Way

Freehold, NJ 07728
(732) 665-1100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

James V. Gorman

Chairman and Chief Executive Officer
National Atlantic Holdings Corporation
4 Paragon Way
Freehold, NJ 07728
(732) 665-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

Jonathan L. Freedman, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092	Michael Groll, Esq. Sheri Bloomberg, Esq. LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019-5389

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment is being filed solely to correct Exhibit 23.2 of Amendment No. 6 to the Registration Statement on Form S-1 of National Atlantic Holdings Corporation with respect to the date of the reports of the independent registered public accountants.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the shares being registered hereby. All of such expenses are estimates, other than the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission Registration Fees	$15,503
National Association of Securities Dealers, Inc. Filing Fees	12,736
Printing Costs	336,000
Legal Fees	850,000
Accounting Fees	1,250,000
Transfer Agent Fees	12,000
Blue Sky Fees	10,000
NASDAQ Listing Fees	100,000

Total	$2,586,239

Item 14.	Indemnification of Directors and Officers.

      Section 14A:2-7(3) of the New Jersey Business Corporation Act, which we refer to as the NJBCA, permits New Jersey corporations to eliminate or limit the liability of directors to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (a) in breach of such director’s duty of loyalty to the corporation or its shareholders (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by the directors of an improper personal benefit.

      Section 14A:3-5 of the NJBCA permits each New Jersey business corporation to indemnify a “corporate agent” against expenses and liability in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation (unless the corporate agent shall have been adjudged not liable to the corporation or shall have been adjudged liable, but in view of all the circumstances in the case, the court in which such proceeding was brought shall determine that such corporate agent is fairly and reasonably entitled to indemnity), if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Such indemnification may be made by the corporation only as authorized in a specific case upon a determination (by the board of directors of the corporation, a committee thereof, independent legal counsel via a written opinion or by the shareholders (if the certificate of incorporation or bylaws of the corporation, or a resolution of the board of directors or a resolution of the shareholders so directs) that indemnification is proper because the corporate agent has met the applicable standard of conduct. The NJBCA defines a “corporate agent” as any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. To the extent that a corporate agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NJBCA Section 14A:3-5(2) or (3), or in defense of any claim, issue or matter therein, he or she shall be indemnified by the corporation against expenses in connection therewith. Such expenses may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors of the corporation upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

      Our Certificate of Incorporation provides that the our directors will not be personally liable to us or our shareholders for monetary damages resulting from breaches of their fiduciary duty as directors, except for liability for any breach of duty based upon an act or omission which is either (a) in breach of the director’s duty of loyalty to us or our shareholders, (b) not in good faith or involves a knowing violation of law (c) under Section 14A:6-12 of the New Jersey Business Corporation Act (which governs directors’ liability in declaration of dividends, share repurchase and liquidation of the corporation, among others) or (d) resulting in the director’s receipt of an improper benefit.

      Section 14A:3-5(9) of the NJBCA provides that any corporate agent may be insured by insurance purchased and maintained by the corporation against any expenses incurred in any proceeding and any liabilities asserted against him or her in his or her capacity as a corporate agent, whether or not the corporation would have the power to indemnify him or her against any such expenses and liabilities.

      We have entered into indemnification agreements with each of our directors and executive officers which provide for indemnification against judgments, fines, amounts paid in settlement and other liabilities and expenses, to the fullest extent permitted by law. The indemnification is available, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and with respect to any criminal proceeding, if such person had no reasonable cause to believe such conduct was unlawful.

      We maintain insurance that provides for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

      In the underwriting agreement in connection with this offering, the underwriters will agree to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act under certain conditions and with respect to certain limited information.

Item 15.	Recent Sales of Unregistered Securities.

      During the three years preceding this registration statement, NAHC made the following sales of unregistered securities:

•	Issued and sold to our agents listed below (former personal automobile agents of OCNJ) 2,150 shares of nonvoting common stock of NAHC (except as indicated below) for a purchase price of $1,000 per share on the dates indicated below, as required under the December 18, 2001 agreement between NAHC and OCNJ. The issuance and sale included an aggregate of 107,500 shares of nonvoting common stock of NAHC for an aggregate consideration of $2,500,000. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

The agents that purchased common stock of NAHC were: Clarke Insurance Agency, Inc. (August 28, 2003), Keer & Heyer, Inc. (September 4, 2003), David Kusel Associates, Inc. (September 8, 2003), The Borelli Agency, Inc. (September 11, 2003), AJM Personal Lines, Inc. (September 16, 2003), Haas & Haas Inc. (September 16, 2003), Nelson-Patterson Agency, Inc. (September 16, 2003), W. Bruce Carleton (Carlton Insurance Agency (September 23, 2003) (25 shares), Whitney H. Carleton (Carlton Insurance Agency) (September 23, 2003) (25 shares), Conover Beyer Associates (September 25, 2003), Michael P. Locascio (Milo Associates, Inc.) (September 25, 2003), T.E. Freuler Agency, Inc. (September 29, 2003), The Waltman Agency, Inc. (September 30, 2003), Hitchner Agency, Inc. (October 1, 2003), Raymond G. McCarthy & Co. Inc. (October 3, 2003), Eastern Insurors LLC (October 6, 2003), Maximum Benefit Ins. Agency, Inc. (October 6, 2003), Meyer Insurance Agency Inc. (October 9, 2003), HTK Insurance Agency Inc. (October 10, 2003), Robert C. Mazey Insurance Agency Inc. (October 16, 2003), Glenn Insurance Inc. (October 17, 2003), Jordal Insurance Agency, Inc. (October 17, 2003), Branna Agency Inc. (October 28, 2003), Richard F. Rizzetta (Holmes & McDowell Inc.) (October 28, 2003) (430 shares), Peter M. Jeffery (Holmes & McDowell Inc.) (October 28,

2003) (860 shares), Robert M. Jeffery, Jr. (Holmes & McDowell Inc.) (October 28, 2003) (860 shares), Appleby Insurance Agency, Inc. (October 29, 2003), Oliver L.E. Soden Agency (October 29, 2003), Balsley Losco Greenburg Insurance Group, Inc. (October 30, 2003), Insurance Agencies, Inc. (October 31, 2003), Wm. Ford Inc. (Duryea Agency) (November 4, 2003), McCue Insurance Inc. (November 4, 2003), Cettei & Connell, Inc. (November 5, 2003), Michael M. Rossi III (Allied Insurance) (November 5, 2003), Burlco Agency, Inc. (November 6, 2003) (1,075 shares), Inman, Kircher, McBride Agency, Inc. (November 6, 2003) (1,075 shares), T&V Brokerage T/A Midlantic Agencies (November 6, 2003), EJA & Associates, Inc. (November 14, 2003), Joseph F. McHugh, Jr. (Joseph F. McHugh Agency, Inc.) (November 17, 2003), Chas. E. Rue & Son, Inc. T/A Rue Insurance (November 18, 2003), Anthony S. Cupo Agency (November 20, 2003), Robert & Leach, Inc. (November 27, 2003), Charles F. Heidt Inc. (December 2, 2003), James S. Hickey (Links Insurance LLC) (December 3, 2003) (1,075 shares), Robert J. Canarick (Links Insurance LLC) (December 3, 2003) (1,075 shares), Santoro Insurance Agency (December 3, 2003), McMahon Agency, Inc. (December 4, 2003), Patchett, Grode & Topp Inc. (December 4, 2003), Hekemian & Co, Inc. (January 6, 2004), Marine Agency Corporation (January 6, 2004), Remberto Perez (Royale Insurance) (January 6, 2004), Glenn A. Steel (Steel-Wagner & Associates, Inc.) (January 7, 2004), Leonard O’Neill Ins. Group (January 16, 2004), Hale Insurance Brokerage, LLC (October 31, 2003), and Chibbaro Brother Inc. (November 7, 2003).

•	Issued and sold 430,000 shares of nonvoting common stock of NAHC for an aggregate purchase price of $10,000,000 on December 8, 2003 to Met P&C. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

•	Issued and sold 867,955 shares of nonvoting common stock of NAHC for an aggregate purchase price of $500,000 on December 18, 2001 to OCIC. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

      During the three years preceding this registration statement, NAHC granted the following stock options:

			Exercise Price
Name	Date	Amount	Per Share

Cynthia L. Codella	June 12, 2002	Options to purchase 43,000 shares	$0.60
Frank J. Prudente	April 14, 2003	Options to purchase 43,000 shares	$6.14

      During the three years preceding this registration statement, NAHC did not issue any of the Company’s common stock pursuant to the exercise of stock options.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith:

Exhibit
Number	Description

1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Form of Amended and Restated By-Laws of the Registrant**
4.1	Form of Stock Certificate for the Common Stock**
5.1	Opinion of Patricia M. Forsyth, General Counsel of Proformance Insurance Company**
10.1	Form of Agency Agreements between Proformance Insurance Company and Partner Agents of Proformance Insurance Company**
10.2	Form of Share Repurchase Agreement between the Registrant and Partner Agents of Proformance Insurance Company**
10.3	Form of Limited Agency Agreements between Proformance Insurance Company and Non-Active Replacement Carrier Service Agents of Proformance Insurance Company**
10.4	Replacement Carrier Agreement, dated December 18, 2001, among the Registrant, Proformance Insurance Company and Ohio Casualty of New Jersey, Inc.**
10.5	Investor Rights Agreement, dated December 18, 2001, among the Registrant, The Ohio Casualty Insurance Company and James V. Gorman**
10.6	Non-Competition Agreement, dated December 18, 2001, among the Registrant, Proformance Insurance Company, The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey**
10.7	Letter Agreement, dated July 10, 2004, among the Registrant, Proformance Insurance Company and The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey**
10.8	Share Repurchase Agreement, dated October 25, 1994, between James V. Gorman and the Registrant**
10.9	Replacement Carrier Agreement, dated December 8, 2003, between the Registrant and Metropolitan Property and Casualty Insurance Company**
10.10	Share Repurchase Agreement, dated December 8, 2003, between the Registrant and Metropolitan Property and Casualty Insurance Company**
10.11	Replacement Carrier Agreement, dated March 14, 2003, between Performance Insurance Company and Sentry Insurance Company**
10.12	Limited Assignment Distribution Agreement, effective January 1, 2004, between Proformance Insurance Company and The Clarendon National Insurance Company**
10.13	Limited Assignment Distribution Agreement, effective January 1, 2004, between Proformance Insurance Company and AutoOne Insurance Company**
10.15	2004 Stock and Incentive Plan of the Registrant**
10.16	National Atlantic Holdings Corporation Annual Bonus Plan**
10.17	Form of Employment Agreement between the Registrant and James V. Gorman, Frank J. Prudente, John E. Scanlan, Cynthia L. Codella and Bruce C. Bassman**
10.18	Form of Employment Agreement, between Proformance Insurance Company and Peter A. Cappello, Jr.**
10.19	Commutation and Release Agreement, effective as of December 31, 2002, between Odyssey America Reinsurance Corporation and Proformance Insurance Company**
10.20	Form of Agency Agreements between Proformance Insurance Company and Active Replacement Carrier Service Agents of Proformance Insurance Company**
10.21	Form of Indemnification Agreement between the Registrant and its directors and officers**
10.22	Letter Agreement, dated December 7, 2004, among the Registrant, Proformance Insurance Company, The Ohio Casualty Insurance Company and Ohio Casualty of New Jersey**
10.23	Commutation and Mutual Release Agreement, effective as of March 26, 2003, between Proformance Insurance Company and Gerling Global Reinsurance Corporation of America**

Exhibit
Number	Description

16.1	Letter, dated September 10, 2004, from WithumSmith+Brown, PC, the Registrant’s former accountants, to the Securities and Exchange Commission**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Patricia M. Forsyth, General Counsel of Proformance Insurance Company (contained in her opinion filed as Exhibit 5.1 hereto)**
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on the signature page of this registration statement)**
24.2	Power of Attorney for Candace L. Straight**

**	Previously filed

      (b) Financial Statement Schedules

Schedule I	Summary of Investments — Other than Investments in Affiliates
Schedule II	Condensed Financial Information of Registrant (Balance Sheets, Statements of Income, Statements of Cash Flows)
Schedule III	Supplementary Insurance Information
Schedule IV	Reinsurance
Schedule VI	Supplementary Information Concerning Property and Casualty
Insurance Operations

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of the its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Freehold, State of New Jersey, on January 26, 2005.

NATIONAL ATLANTIC HOLDINGS CORPORATION

By:	*

Name: James V. Gorman

Title:	Chairman of the Board of Directors and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James V. Gorman	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 26, 2005

/s/ FRANK J. PRUDENTE Frank J. Prudente	Executive Vice President — Corporate Finance (Principal Financial and Accounting Officer)	January 26, 2005

* Peter A. Cappello, Jr.	Director	January 26, 2005

* Andrew C. Harris	Director	January 26, 2005

* Thomas J. Sharkey, Sr.	Director	January 26, 2005

Signature		Title	Date

* Steven V. Stallone		Director	January 26, 2005

* Thomas M. Mulhare		Director	January 26, 2005

* Candace L. Straight		Director	January 26, 2005

*By:	/s/ FRANK J. PRUDENTE Frank J. Prudente Attorney-in-Fact